Filed Pursuant to Rule 433

Registration No. 333-202524

February 7, 2017

FREE WRITING PROSPECTUS

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015,

ETF Underlying Supplement dated March 5, 2015 and

Stock-Linked Underlying Supplement dated March 5, 2015)

HSBC USA Inc.
Autocallable Notes

▶	Autocallable Notes linked to a basket consisting of the iShares® NASDAQ Biotechnology ETF and 3 biotechnology sector stocks

▶	Maturity of approximately 5 years if not called prior to maturity

▶	Callable annually at the principal amount plus the applicable call premium if the closing value of the basket is at or above the call value (110% of the initial value)

▶	The call premium will be [13.75%-14.75%] if called on the first observation date, [27.50%-29.50%] if called on the second observation date, [41.25%-44.25%] if called on the third observation date, [55.00%-59.00%] if called on the fourth observation date, and [68.75%- 73.75%] if called on the final observation date (each to be determined on the pricing date)

▶	If not called and if the final value of the basket is less than the barrier value (85% of the initial value), one-for-one downside exposure to any negative return of the basket

▶	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Notes (each a “Note” and collectively the “Notes") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement, ETF Underlying Supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-23 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement, page S-1 of the ETF Underlying Supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $955 and $995 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1 Neither HSBC USA Inc. nor any of our affiliates will pay any underwriting discount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-23 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Autocallable Notes

Linked to a Basket Consisting of the iShares® NASDAQ Biotechnology ETF

and 3 Biotechnology Sector Stocks

Indicative Terms*

Principal Amount	$1,000 per Note
Term	Approximately 5 years, if not called prior to maturity
A basket (the “Basket”) consisting of the following:

	Basket Components	Bloomberg Symbols	Component Weightings
Reference Asset	iShares® NASDAQ Biotechnology ETF	IBB	67%
	Amgen Inc.	AMGN	11%
	Biogen Inc.	BIIB	11%
	Celgene Corporation	CELG	11%

Call Feature	The Notes will be automatically called if the Observation Value of the Basket is at or above the Call Value on any annual Observation Date. In such a case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Call Premium on the corresponding Call Payment Date.**
Payment at Maturity per Note (if not called prior to maturity)

If the Final Value is greater than or equal to the Call Value:

$1,000 + applicable Call Premium

If the Final Value is less than the Call Value but greater than or equal to the Barrier Value, you will receive $1,000

If the Final Value is less than the Barrier Value:

$1,000 + ($1,000 × Reference Return).

For example, if the Reference Return is -30%, you will suffer a 30% loss and receive 70% of the Principal Amount, subject to the credit risk of HSBC. If the Notes are not called and the Final Value is less than tthe Barrier Value, you will lose up to 100% of your investment.

Call Premiums	[13.75%-14.75%] of the Principal Amount if called on the first Observation Date, [27.50%-29.50%] if called on the second Observation Date, [41.25%-44.25%] if called on the third Observation Date, [55.00%-59.00%] if called on the fourth observation date, [68.75%- 73.75%] if called on the final Observation Date, equivalent to [13.75%-14.75%] per annum (each to be determined on the Pricing Date)
Call Value	110% of the Initial Value
Barrier Value	85% of the Initial Value
Reference Return	Final Value – Initial Value Initial Value
Initial Value	Set to 100 on the Pricing Date
Final Value	See page FWP-5
Pricing Date	February 8, 2017
Trade Date	February 8, 2017
Original Issue Date	February 13, 2017
Observation Dates	Annually. See page FWP-4.
Final Observation Date	February 9, 2022
Maturity Date	February 14, 2022
CUSIP/ISIN	40433UR40/US40433UR403

* As more fully described beginning on page FWP-4.

** See page FWP-4 for the Call Payment Dates.

The Notes

The Notes may be suitable for investors who believe that the Observation Value of the Basket will be greater than or equal to the Call Value on at least one of the Observation Dates.

If the Observation Value of the Basket is at or above the Call Value on any Observation Date, your Notes will be automatically called and you will receive a payment equal to the Principal Amount plus the applicable Call Premium on the corresponding Call Payment Date.

If the Notes are not automatically called but the Final Value of the Basket is greater than or equal to the Barrier Value, you will receive a Payment at Maturity equal to the Principal Amount.

If the Notes are not automatically called and the Final Value of the Basket is less than the Barrier Value, you will lose 1% of your principal for every 1% decline in the value of the Basket. In such a case, you will lose up to 100% of your investment.

The offering period for the Notes is through February 8, 2017

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been automatically called, and if not, whether the Final Value of the Basket is greater than or equal to the Barrier Value. If your Notes are not automatically called, you will lose some or all of your Principal Amount at maturity if the Final Value of the Basket is less than the Barrier Value.

Automatic Call:

Payment at Maturity:

Hypothetical Information about the Basket

The following graph illustrates the hypothetical daily performance of the Basket from January 1, 2008 through February 3, 2017, based on closing price information from the Bloomberg Professional® service, if the value of the Basket was made to equal 100 on January 1, 2008. The hypothetical performance reflects the performance of the Basket would have exhibited based on (i) the actual historical performance of the Basket Components and (ii) the assumption that no adjustment to the Official Closing Price occurred from January 1, 2008 through February 3, 2017 for any Basket Components. Neither the hypothetical performance of the Basket nor the actual historical performance of any Basket Component should be taken as indications of future performance.

We cannot give you assurance that the performance of the Basket will result in the return of your initial investment. You may lose up to 100% of your investment.

For further information on each Basket Component, please see “Information Relating to the Basket Components” beginning on page FWP-16. We have derived all disclosure regarding the Basket Components from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about any Basket Component.

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HSBC USA Inc. Autocallable Notes

Linked to a Basket Consisting of the iShares® NASDAQ Biotechnology ETF and 3 Biotechnology Sector Stocks

This free writing prospectus relates to an offering of Autocallable Notes. The Notes will have the terms described in this free writing prospectus and the accompanying prospectus, prospectus supplement, ETF Underlying Supplement and Stock-Linked Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, ETF Underlying Supplement or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control. You should be willing to forgo interest and dividend payments during the term of the Notes, have the Notes called prior to maturity, and, if the Notes are not called and the Final Value is less than the Barrier Value, lose up to 100% of your principal.

This free writing prospectus relates to a single offering of Notes, linked to the performance of a basket (the “Basket”). The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc., as described below. The following key terms relate to the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	A basket (the “Basket”) consisting of the following:

Basket Components	Ticker Symbols	Relevant Exchanges[1]	Component Weightings	Initial Component Prices[2]
iShares® NASDAQ Biotechnology ETF	IBB	NASDAQ	67%
Amgen Inc.	AMGN	NASDAQ	11%
Biogen Inc.	BIIB	NASDAQ	11%
Celgene Corporation	CELG	NASDAQ	11%

1.  For additional information regarding the Relevant Exchanges, please see “Information Relating to the Basket Components” beginning on page FWP-16.

2.  For each Basket Component, its Official Closing Price on the Pricing Date.

Trade Date:	February 8, 2017
Pricing Date:	February 8, 2017
Original Issue Date:	February 13, 2017
Final Observation Date:	February 9, 2022, subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement and Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the final Observation Date, and expected to be February 14, 2022. The Maturity Date is subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement and Stock-Linked Underlying Supplement.
Observation Dates:	Annually, on February 9, 2018, February 11, 2019, February 11, 2020, February 10, 2021 and February 9, 2022 (the final Observation Date), each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement and Stock-Linked Underlying Supplement.
Call Payment Dates:	February 14, 2018, February 14, 2019, February 14, 2020, February 16, 2021 and the Maturity Date, each subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement and Stock-Linked Underlying Supplement.
Call Feature:	If the Observation Value of the Basket is at or above the Call Value on any annual Observation Date, the Notes will be automatically called in whole, but not in part. In such a case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Call Premium on the corresponding Call Payment Date. After the Notes are called, they will no longer remain outstanding and there will not be any further payments on the Notes.
Call Premiums:	[13.75%-14.75%] of the Principal Amount if called on the first Observation Date, [27.50%-29.50%] of the Principal Amount if called on the second Observation Date, [41.25%-44.25%] of the Principal Amount if called on the third Observation Date, [55.00%-59.00%] if called on the fourth observation date, [68.75%- 73.75%] of the Principal Amount if called on the final Observation Date, equivalent to [13.75%-14.75%] per annum (each to be determined on the Pricing Date)
Call Value:	110% of the Initial Value
Barrier Value:	85% of the Initial Value

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Payment at Maturity:	If the Notes are not automatically called prior to maturity, on the Maturity Date, for each Note, we will pay you the Final Settlement Value.
Final Settlement Value:

If the Final Value is greater than or equal to the Call Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + applicable Call Premium.

If the Final Value is less than the Call Value but greater than or equal to the Barrier Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, of $1,000.

If the Final Value is less than the Barrier Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return).

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Reference Return is below zero. For example, if the Reference Return is -30%, you will suffer a 30% loss and receive 70% of the Principal Amount, subject to the credit risk of HSBC. If the Notes are not automatically called prior to maturity and the Final Value is less than the Barrier Value, you will lose up to 100% of your investment.

Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Value – Initial Value Initial Value
Initial Value:	Set to 100 on the Pricing Date.
Observation Value:	The Closing Value of the Basket on the relevant Observation Date.
Final Value:	The Closing Value of the Basket on the final Observation Date.
Closing Value of the Basket:	On any Observation Date, the Closing Value of the Basket will be calculated as follows: 100 × [1 + (sum of each Basket Component Return multiplied by its Component Weighting)]
Basket Component Return:	With respect to each Basket Component: Observation Component Price - Initial Component Price Initial Component Price
Initial Component Price:	With respect to each Basket Component, its Official Closing Price on the Pricing Date.
Observation Component Price:	With respect to each Basket Component, its Official Closing Price on the relevant Observation Date.
Official Closing Price:	With respect to each Basket Component, the Official Closing Price on any Observation Date will be its relevant official price of one share on its Relevant Exchange as of the close of the regular trading session of such exchange and as reported in that exchange’s official price determination mechanism, and with respect to the Basket Components other than the IBB, as further described under “Additional Terms of the Notes—Official Closing Price” in the accompanying Stock-Linked Underlying Supplement. With respect to each Basket Component, its Official Closing Price will be subject to adjustment by the Calculation Agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement and Stock-Linked Underlying Supplement.
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
CUSIP/ISIN:	40433UR40/US40433UR403

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This free writing prospectus relates to a single offering of Notes, linked to the Basket. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Basket, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Basket or any Basket Component or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015, the ETF Underlying Supplement dated March 5, 2015 and the Stock-Linked Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, ETF Underlying Supplement or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this free writing prospectus, page S-1 of the prospectus supplement, page S-1 of the ETF Underlying Supplement and page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement, an ETF Underlying Supplement and a Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement, ETF Underlying Supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, the ETF Underlying Supplement and the Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

▶	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

▶	The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

▶	The Stock-Linked Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420415014323/v403651_424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Call Feature

The Notes will be automatically called if the Observation Value of the Basket is at or above the Call Value on any Call Observation Date. If the Notes are automatically called, investors will receive on the corresponding Call Payment Date, a cash payment per $1,000 Principal Amount of Notes equal to 100% of the Principal Amount plus the applicable Call Premium.

Payment at Maturity

If the Notes are not automatically called prior to maturity, on the Maturity Date and for each $1,000 in Principal Amount, you will receive a payment equal to the Final Settlement Value determined as follows:

■	If the Final Value is greater than or equal to the Call Value:

$1,000 + applicable Call Premium

■	If the Final Value is less than the Call Value but greater than or equal to the Barrier Value:

$1,000

■	If the Final Value is less than Barrier Value:

$1,000 + ($1,000 × Reference Return).

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Reference Return is below zero. For example, if the Reference Return is -30%, you will suffer a 30% loss and receive 70% of the Principal Amount, subject to the credit risk of HSBC. If the Notes are not called and the Final Value is less than tthe Barrier Value, you will lose up to 100% of your investment.

Interest

The Notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Issuer

iShares, Inc. is the Reference Issuer for the IBB.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Observation Value of the Basket will be greater than or equal to the Call Value on at least one of the Observation Dates.

▶	You are willing to invest in the Notes based on the Call Premiums indicated herein, which may limit your return on the Notes. The actual Call Premiums will be determined on the Pricing Date.

▶	You do not seek an investment that provides an opportunity to fully participate in any increase in the value of the Basket.

▶	You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is less than zero if the Notes are not called and the Final Value is less than the Barrier Value.

▶	You are willing to hold the Notes that will be automatically called on any Call Observation Date on which the Observation Value of the Basket is greater than or equal to the Call Value, or you are otherwise willing to hold the Notes to maturity.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are willing to forgo dividends or other distributions paid to holders of the Basket Components or securities held by the IBB.

▶	You do not seek current income from your investment.

▶	You do not seek an investment for which there is an active secondary market.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Observation Value of the Basket will be less than the Call Value on each Observation Date.

▶	You are unwilling to invest in the Notes based on the Call Premiums indicated herein, which may limit your return on the Notes. The actual Call Premiums will be determined on the Pricing Date.

▶	You seek an investment that provides an opportunity to fully participate in any increase in the value of the Basket.

▶	You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is less than zero if the Notes are not called and the Final Value is less than the Barrier Value.

▶	You are unable or unwilling to hold the Notes that will be automatically called on any Call Observation Date on which the Observation Value of the Basket is greater than or equal to the Call Value, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You seek an investment that provides full return of principal.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You prefer to receive the dividends or other distributions paid on the Basket Components or securities held by the IBB.

▶	You seek current income from your investment.

▶	You seek an investment for which there will be an active secondary market.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement, page S-1 of the ETF Underlying Supplement and page S-1 of the Stock-Linked Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any Basket Components. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement, ETF Underlying Supplement and Stock-Linked Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement, ETF Underlying Supplement and Stock-Linked Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement;

▶	“— General Risks Related to Index Funds” in the ETF Underlying Supplement; and

▶	“— General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the Notes may result in a loss.

The Notes do not guarantee any return of principal at maturity. The Notes differ from ordinary debt securities in that if the Notes are not automatically called and the Final Value of the Basket is less than the Barrier Value, your Payment at Maturity will be less than the Principal Amount. You may lose up to 100% of your investment at maturity.

Your return on the Notes is limited to the applicable Call Premium, regardless of any appreciation in the value of the Basket.

If the Observation Value is greater than or equal to the Call Value, the Notes will be called and you will receive the Principal Amount plus the appliable Call Premium, regardless of any appreciation in the value of the Basket, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Basket Components during the term of the Notes.

The Notes will not pay a positive return if the value of the Basket does not increase by at least 10% on one of the Observation Dates.

The Call Value of the Notes will be 110% of the Initial Value. As a result, in order for the Notes to be called prior to maturity, or for you to receive a positive return at maturity, the value of the Basket must increase by at least 10% of the Initial Value. Accordingly, it is possible that, even if the value of the Basket does not decrease significantly, your Payment at Maturity may be limited to the Principal Amount. There will be no interest payments on the Notes to compensate you for this possibility.

The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the holding period over which you may receive coupon payments could be as little as 12 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

Change in the price of one or more Basket Components may be offset by change in the prices of the other Basket Components.

A change in the price of one or more Basket Components on an Observation Date may not correlate with change in the prices of the other Basket Components. The price of one or more Basket Components may increase, while the prices of the other Basket Components may not increase as much, or may even decrease. Therefore, in calculating the value of the Basket, increases in the price of one or more Basket Components may be moderated, or wholly offset, by lesser increases or decreases in the prices of the other Basket Components. Furthermore, the Basket Components are not equally weighted. As a result, a percentage decrease in the price of the IBB will have a greater adverse impact on the value of the Basket than will a similar percentage change in the prices of the other Basket Components.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

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The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Basket and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 12 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

Risks associated with the biotechnology and pharmaceutical industries.

The Basket Components other than the IBB and all of the securities held by the IBB are issued by biotechnology and pharmaceutical companies. Market or economic factors impacting biotechnology and pharmaceutical companies and companies that rely heavily on the healthcare industry could have a major effect on the value of the Basket. The healthcare sector may be affected by government regulations and government healthcare programs, increases or decreases in the cost of medical products and services and product liability claims, among other factors. Many healthcare companies are heavily dependent on patent protection, and the expiration of a patent may adversely affect their profitability. Healthcare companies are subject to competitive forces that may result in price

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discounting, and may be thinly capitalized and susceptible to product obsolescence. Companies in the pharmaceuticals industry may be affected by industry competition, dependencies on a limited number of products, obsolescence of products, government approvals and regulations, loss or impairment of intellectual property rights and litigation regarding product liability. As a result, the Basket may be more volatile than a basket which is more diversified.

Changes that affect the IBB or its Underlying Index may affect the price of the IBB and the market value of the Notes and the amount you will receive on the Notes.

The policies of the Reference Issuer or the index sponsor of the NASDAQ Biotechnology Index (the “Underlying Index”), concerning additions, deletions and substitutions of the constituents comprising the IBB or its Underlying Index, as applicable, and the manner in which the Reference Issuer or the index sponsor takes account of certain changes affecting those constituents included in the IBB or its Underlying Index may affect the price of the IBB. The policies of the Reference Issuer or the index sponsor with respect to the calculation of the IBB or its Underlying Index, as applicable, could also affect the price of the IBB. The Reference Issuer or the index sponsor may discontinue or suspend calculation or dissemination of the IBB or its Underlying Index, as applicable. Any such actions could affect the price of the IBB and the value of the Notes.

The performance and market value of the IBB during periods of market volatility may not correlate with the performance of its Underlying Index as well as its net asset value per share.

During periods of market volatility, securities underlying the IBB may be unavailable in the secondary market, market participants may be unable to calculate accurately its net asset value per share and its liquidity may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the IBB. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the IBB. As a result, under these circumstances, the market value of shares of the IBB may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of the IBB may not correlate with the performance of its Underlying Index as well as its net asset value per share, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your payment on the Notes.

Higher Call Premiums or lower Barrier Values are generally associated with a Reference Asset with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of the Basket. The greater the expected volatility with respect to the Basket on the Pricing Date, the higher the expectation as of the Pricing Date that the value of the Basket could close below the Call Value on each Observation Value and below the Barrier Value on the final Observation Date, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Call Premium than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value or a higher Call Premium) than for similar securities linked to the performance of a reference asset with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher Call Premium may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of the Basket can change significantly over the term of the Notes. The value of the Basket for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Basket and the potential to lose some or all of your principal at maturity.

The amount payable on the Notes is not linked to the value of the Basket at any time other than the Observation Dates.

The payments on the Notes will be based on the value of the Basket on the Observation Dates, subject to postponement for non-trading days and certain market disruption events. Even if the value of the Basket is greater than or equal to the Call Value during the term of the Notes other than on an Observation Date but then decreases on that Observation Date to a value that is less than the Call Value, the Notes will not be called and you will not receive the Call Premium applicable for that Observation Date. Similarly, if the Notes are not called, even if the value of the Basket is greater than or equal to the Barrier Value during the term of the Notes other than on the final Observation Date but then decreases on the final Observation Date to a value that is less than the Barrier Value, the Payment at Maturity will be significantly less than it would have been had the Payment at Maturity been linked to the value of the Basket prior to such decrease. Although the actual value of the Basket on the Maturity Date or at other times during the term of the Notes may be higher than the Call Value or the Barrier Value, whether the Notes will be called and the Payment at Maturity will be based solely on the value of the Basket on the Observation Dates.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the

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Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Basket relative to its Initial Value. We cannot predict the Observation Value of the Basket or the Official Closing Price of any Basket Component on any Observation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Basket or the return on your Notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Final Settlement Value on a $1,000 investment in the Notes for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that the Notes are not automatically called prior to maturity and your Notes are held to maturity. If the are automatically called prior to maturity, you will receive the Principal Amount plus the applicable Call Premium. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

▶	Principal Amount:	$1,000

▶	Hypothetical Final Call Premium:	71.25% (the midpoint of the final Call Premium range of [68.75%- 73.75%])

▶	Call Value:	110% of the Initial Value

▶	Barrier Value:	85% of the Initial Value

Hypothetical Reference Return	Hypothetical Final Settlement Value	Hypothetical Return on the Notes
100.00%	$1,712.50	71.25%
80.00%	$1,712.50	71.25%
60.00%	$1,712.50	71.25%
40.00%	$1,712.50	71.25%
20.00%	$1,712.50	71.25%
10.00%	$1,712.50	71.25%
5.00%	$1,000.00	0.00%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-15.00%	$1,000.00	0.00%
-20.00%	$800.00	-20.00%
-40.00%	$600.00	-40.00%
-60.00%	$400.00	-60.00%
-80.00%	$200.00	-80.00%
-100.00%	$0.00	-100.00%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The value of the Basket increases from the Initial Value of 100.00 to a Final Value of 120.00.

Reference Return:	20.00%
Final Settlement Value:	$1,712.50

Because the Final Value is greater than or equal to the Call Value, the Final Settlement Value would be $1,712.50 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × final Call Premium)

= $1,000 + ($1,000 × 71.25%)

= $1,712.50

Example 1 shows that you will receive the return of your principal investment plus a return equal to the final Call Premium when the Final Value is greater than or equal to the Call Value.

Example 2: The value of the Basket increases from the Initial Value of 100.00 to a Final Value of 105.00.

Reference Return:	5.00%
Final Settlement Value:	$1,000.00

Because the Final Value is less than the Call Value but greater than or equal to the Barrier Value, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount.

Example 2 shows that you will receive the return of your principal investment when the Final Value is less than the Call Value but greater than or equal to the Barrier Value.

Example 3: The value of the Basket decreases from the Initial Value of 100.00 to a Final Value of 60.00.

Reference Return:	-40.00%
Final Settlement Value:	$600.00

Because the Final Value is less than the Barrier Value, the Final Settlement Value would be $600.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return)

= $1,000 + ($1,000 × -40.00%)

= $600.00

Example 3 shows that you are exposed on a 1-to-1 basis to any decline in the value of the Basket if the Notes are not called and the Final Value is less than the Barrier Value. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT AT MATURITY.

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Hypothetical Examples of the Calculation of the Closing Value of the Basket

The following examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Basket Component relative to its Initial Component Price. We cannot predict the Observation Value of the Basket or the Official Closing Price of any Basket Component on any Observation Date. The examples below assume a hypothetical Initial Component Price of $250 with respect to the IBB, $150 with respect to the AMGN, $250 with respect to the BIIB and $100 with respect to the CELG. The actual Initial Component Price of each Basket Component will be determined on the Pricing Date. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1:

Basket Components	Initial Component Prices	Observation Component Prices	Basket Component Returns
IBB	$250	$150	-40%
AMGN	$150	$165	10%
BIIB	$250	$300	20%
CELG	$100	$115	15%

Closing Value of the Basket = 100 x [1+(-40% x 67% + 10% x 11% + 20% x 11% + 15% x 11%) = 78.15

This example shows that the Closing Value of the Basket may decrease as compared to the Initial Value when the price of the IBB decreases although the prices of the other Basket Components increase.

Example 2:

Basket Components	Initial Component Prices	Observation Component Prices	Basket Component Returns
IBB	$250	$225	-10%
AMGN	$150	$210	40%
BIIB	$250	$325	30%
CELG	$100	$120	20%

Closing Value of the Basket = 100 x [1+(-10% x 67% + 40% x 11% + 30% x 11% + 20% x 11%) = 103.20

This example shows that the Closing Value of the Basket may increase as compared to the Initial Value when the prices of 3 Basket Components increase although the price of the IBB decreases.

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INFORMATION RELATING TO THE BASKET COMPONENTS

Description of the iShares® Nasdaq Biotechnology ETF

The iShares® Nasdaq Biotechnology ETF (the “IBB”) is an investment portfolio maintained and managed by BlackRock Fund Advisors (“BFA”). The IBB trades on the NASDAQ Stock Market (“NASDAQ”) under the ticker symbol “IBB.” The inception date of the iShares® Nasdaq Biotechnology ETF is February 5, 2001.

Information provided to or filed with the SEC by the iShares Trust under the Securities Exchange Act of 1934 can be located by reference to its Central Index Key, or CIK, 930667 through the SEC’s website at http://www.sec.gov. Additional information about BFA and IBB may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not made any independent investigation as to the accuracy or completeness of such information.

The IBB seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the NASDAQ Biotechnology Index® (the “Underlying Index”). The IBB typically earns income from dividends from securities held by the IBB. These amounts, net of expenses and taxes (if applicable), are passed along to the IBB’s shareholders as “ordinary income.” In addition, the IBB realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the return of the IBB will be calculated based only on the share price of the IBB, you will not receive any benefit from or be entitled to receive income, dividend, or capital gain distributions from the IBB or any equivalent payments. The returns of the IBB may be affected by certain management fees and other expenses, with are detailed in its prospectus.

The information above was compiled from the iShares® website. We have not independently investigated the accuracy of that information. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this document.

The Underlying Index

The Underlying Index is calculated, published and disseminated by OMX, and is designed to measure the performance of NASDAQ-listed companies that are classified according to the Industry Classification Benchmark as either biotechnology or pharmaceuticals which also meet other eligibility criteria determined by OMX. We have derived all information relating to the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of and is subject to change by, OMX. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. OMX has no obligation to continue to publish, and may discontinue or suspend the publication of the Underlying Index at any time.

The Underlying Index is calculated under a modified capitalization-weighted methodology. On November 1, 1993, the Underlying Index began with a base of 200.00. To be eligible for inclusion in the Underlying Index, a security must be listed on The NASDAQ Stock Market. Eligibility for the Underlying Index is limited to specific security types only. The security types eligible for the Underlying Index include common stocks, ordinary shares, American Depositary Receipts, and shares of beneficial interest or limited partnership interests. Securities must meet the following criteria:

•	the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•	the issuer of the security must be classified according to the Industry Classification Benchmark as either Biotechnology or Pharmaceuticals;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have a market capitalization of at least $200 million;

•	the security must have an average daily trading volume of at least 100,000 shares;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for inclusion in the Underlying Index;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

•	the issuer of the security must have “seasoned” on NASDAQ, the New York Stock Exchange or NYSE MKT (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months, excluding the first month of initial listing).

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Annual Evaluation

The securities composing the Underlying Index are evaluated annually in December. Securities currently within the Underlying Index must continue to meet the above eligibility criteria. The securities included in the Underlying Index not meeting the maintenance criteria are removed. Index-eligible securities not currently in the Underlying Index are added. Generally, the list of additions and deletions is publicly announced with a press release in early December. If at any time during the year other than at the review a security in the Underlying Index no longer meets the criteria or is otherwise determined to have become ineligible, the security is removed from the Underlying Index and will not be replaced.

Index Maintenance

In addition to the annual evaluation, the securities in the Underlying Index are monitored by OMX with respect to changes in total shares outstanding arising from corporate events such as stock dividends, stock splits, certain spin-offs and rights issuance, or other corporate actions. OMX has adopted the following weight adjustment procedures with respect to such changes. Changes in total shares outstanding arising from stock splits, stock dividends, or spin-offs are generally made to the Underlying Index on the evening prior to the effective date of such corporate action. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10%, the change will be made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. In either case, the index share weights for such securities are adjusted by the same percentage amount by which the total shares outstanding have changed in such securities.

Index Rebalancing

The Underlying Index employs a modified market capitalization weighting methodology. At each quarter, the Underlying Index is rebalanced such that the maximum weight of any security in the Underlying Index does not exceed 8% and no more than 5 securities are at that cap. The excess weight of any capped security is distributed proportionally across the remaining securities. If after redistribution, any of the 5 highest ranked securities are weighted below 8%, these securities are not capped. Next, any remaining securities in excess of 4% are capped at 4% and the excess weight is redistributed proportionally across the remaining securities. The process is repeated, if necessary, to derive the final weights.

The modified market capitalization weighting methodology is applied to the capitalization of each security in the Underlying Index, using the last sale price of the security at the close of trading on the last trading day in February, May, August and November and after applying quarterly changes to the total shares outstanding. The index share weights are then calculated by multiplying the weight of the security derived above by the new market value of the Underlying Index and dividing the modified market capitalization for each security in the Underlying Index by its corresponding last sale price. The changes are effective after trading on the third Friday in March, June, September and December.

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Historical Performance of the iShares® Nasdaq Biotechnology ETF

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices on the Relevant Exchange, of this Basket Component for each quarter in the period from January 1, 2008 through February 3, 2017. We obtained the data in these tables from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of this Basket Component should not be taken as an indication of its future performance.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	83.25	69.85	76.07	September 28, 2012	144.71	129.40	142.59
June 30, 2008	80.93	75.87	76.88	December 31, 2012	147.18	128.46	137.04
September 30, 2008	90.17	76.88	80.96	March 28, 2013	159.84	137.04	159.84
December 31, 2008	80.96	60.39	70.32	June 28, 2013	186.18	159.47	173.72
March 31, 2009	74.45	59.08	66.35	September 30, 2013	211.22	173.72	209.60
June 30, 2009	72.98	63.27	72.76	December 31, 2013	227.36	194.50	226.94
September 30, 2009	83.71	69.35	81.20	March 31, 2014	273.28	223.85	236.41
December 31, 2009	82.40	73.11	81.83	June 30, 2014	256.84	215.37	256.84
March 31, 2010	93.30	81.64	90.90	September 30, 2014	279.13	243.08	273.39
June 30, 2010	92.72	77.52	77.52	December 31, 2014	316.93	255.27	303.39
September 30, 2010	87.02	75.68	86.24	March 31, 2015	366.51	300.50	343.50
December 31, 2010	94.72	85.73	93.42	June 30, 2015	383.24	333.67	369.32
March 31, 2011	100.19	92.67	100.19	September 30, 2015	398.00	289.32	302.20
June 30, 2011	109.53	100.19	106.52	December 31, 2015	343.11	298.47	338.55
September 30, 2011	109.63	84.74	93.23	March 31, 2016	338.55	243.48	260.33
December 30, 2011	104.40	89.03	104.40	June 30, 2016	288.52	241.33	257.74
March 30, 2012	124.01	104.40	123.41	September 30, 2016	299.78	257.74	288.79
June 29, 2012	129.99	117.75	129.99	December 31, 2016	292.64	247.57	265.55
				February 3, 2017*	286.10	265.55	282.79

* This free writing prospectus includes information for the first calendar quarter of 2017 for the period from January 2, 2017 through February 3, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for first calendar quarter of 2017.

The graph below illustrates the daily performance of this Basket Component from January 1, 2008, 2013 through February 3, 2017 based on closing price information from the Bloomberg Professional® service. Past performance of this Basket Component is not indicative of its future performance.

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Description of Amgen Inc.

Amgen Inc. is a biotechnology medicines company that discovers, develops, manufactures and markets medicines for grievous illnesses. The company focuses solely on human therapeutics and concentrates on innovating novel medicines based on advances in cellular and molecular biology. Its common stock trades on the NASDAQ Global Market (the “NASDAQ”) under the symbol “AMGN.” The company’s CIK number is 318154.

Historical Performance of Amgen Inc.

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices on the Relevant Exchange, of this Basket Component for each quarter in the period from January 1, 2008 through February 3, 2017. We obtained the data in these tables from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of this Basket Component should not be taken as an indication of its future performance.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	48.14	39.97	41.78	September 28, 2012	84.84	73.04	84.32
June 30, 2008	47.16	41.49	47.16	December 31, 2012	90.16	83.99	86.32
September 30, 2008	65.89	47.16	59.27	March 28, 2013	102.51	82.07	102.51
December 31, 2008	61.55	47.57	57.75	June 28, 2013	113.34	94.60	98.66
March 31, 2009	59.65	46.27	49.52	September 30, 2013	117.60	95.81	111.94
June 30, 2009	53.11	45.11	52.94	December 31, 2013	118.61	106.28	114.16
September 30, 2009	64.42	51.47	60.23	March 31, 2014	127.47	113.48	123.34
December 31, 2009	61.83	52.12	56.57	June 30, 2014	126.07	110.29	118.37
March 31, 2010	60.12	55.71	59.76	September 30, 2014	144.01	115.39	140.46
June 30, 2010	61.14	50.36	52.60	December 31, 2014	171.64	130.45	159.29
September 30, 2010	56.32	50.93	55.11	March 31, 2015	170.10	150.01	159.85
December 31, 2010	57.96	52.69	54.90	June 30, 2015	169.17	151.60	153.52
March 31, 2011	57.31	50.95	53.45	September 30, 2015	176.59	132.24	138.32
June 30, 2011	61.17	53.08	58.35	December 31, 2015	164.58	138.32	162.33
September 30, 2011	58.35	48.27	54.95	March 31, 2016	162.33	140.90	149.93
December 30, 2011	64.74	53.90	64.21	June 30, 2016	164.35	144.58	152.15
March 30, 2012	69.84	63.76	67.99	September 30, 2016	175.62	152.15	166.81
June 29, 2012	73.04	65.59	73.04	December 31, 2016	168.31	135.22	146.21
				February 3, 2017*	167.53	146.21	167.53

* This free writing prospectus includes information for the first calendar quarter of 2017 for the period from January 2, 2017 through February 3, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for first calendar quarter of 2017.

The graph below illustrates the daily performance of this Basket Component from January 1, 2008 through February 3, 2017 based on closing price information from the Bloomberg Professional® service. Past performance of this Basket Component is not indicative of its future performance.

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Description of Biogen Inc.

Biogen Inc. develops, manufactures and commercializes therapies, focusing on neurology, oncology and immunology. The company’s products address diseases such as multiple sclerosis, non-hodgkin's lymphoma, rheumatoid arthritis, crohn's disease and psoriasis. Its common stock trades on the NASDAQ under the symbol “BIIB.” The company’s CIK number is 875045.

Historical Performance of Biogen Inc.

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices on the Relevant Exchange, of this Basket Component for each quarter in the period from January 1, 2008 through February 3, 2017. We obtained the data in these tables from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of this Basket Component should not be taken as an indication of its future performance.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	58.30	50.42	56.82	September 28, 2012	143.75	128.25	137.46
June 30, 2008	61.19	51.48	51.48	December 31, 2012	142.05	124.91	135.10
September 30, 2008	65.75	41.79	46.32	March 28, 2013	177.69	131.55	177.69
December 31, 2008	46.52	35.94	43.87	June 28, 2013	221.86	177.56	198.22
March 31, 2009	49.08	40.20	48.28	September 30, 2013	228.55	190.24	221.76
June 30, 2009	49.41	41.59	41.59	December 31, 2013	272.54	206.35	257.68
September 30, 2009	47.48	40.98	46.53	March 31, 2014	324.17	251.94	281.74
December 31, 2009	49.46	38.81	49.28	June 30, 2014	294.87	252.38	290.43
March 31, 2010	55.12	48.51	52.83	September 30, 2014	318.98	275.68	304.71
June 30, 2010	52.99	42.57	43.71	December 31, 2014	332.21	275.50	312.67
September 30, 2010	53.81	43.04	51.69	March 31, 2015	438.43	308.25	388.93
December 31, 2010	62.84	51.69	61.76	June 30, 2015	396.96	344.43	372.07
March 31, 2011	67.60	59.95	67.60	September 30, 2015	377.19	250.80	268.79
June 30, 2011	100.38	67.20	98.48	December 31, 2015	285.24	235.84	282.18
September 30, 2011	99.92	78.32	85.80	March 31, 2016	282.18	225.77	239.78
December 30, 2011	109.35	81.94	101.37	June 30, 2016	267.33	206.88	222.74
March 30, 2012	116.50	101.37	116.03	September 30, 2016	304.07	222.74	288.33
June 29, 2012	132.99	115.16	132.99	December 31, 2016	298.81	251.91	261.21
				February 3, 2017*	275.43	251.68	264.67

* This free writing prospectus includes information for the first calendar quarter of 2017 for the period from January 2, 2017 through February 3, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for first calendar quarter of 2017.

The graph below illustrates the daily performance of this Basket Component from January 1, 2008 through February 3, 2017 based on closing price information from the Bloomberg Professional® service. Past performance of this Basket Component is not indicative of its future performance.

FWP-20

Description of Celgene Corporation

Celgene Corporation is a biopharmaceutical company. The company focuses on the discovery, development and commercialization of therapies designed to treat cancer and immune-inflammatory related diseases. Its common stock trades on the NASDAQ under the symbol “CELG.” The company’s CIK number is 816284.

Historical Performance of Celgene Corporation

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices on the Relevant Exchange, of this Basket Component for each quarter in the period from January 1, 2008 through February 3, 2017. We obtained the data in these tables from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of this Basket Component should not be taken as an indication of its future performance.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	30.91	23.11	30.65	September 28, 2012	38.64	31.48	38.20
June 30, 2008	32.82	28.45	31.94	December 31, 2012	41.04	35.65	39.36
September 30, 2008	38.51	28.00	31.64	March 28, 2013	57.96	39.36	57.96
December 31, 2008	32.62	23.63	27.64	June 28, 2013	65.09	56.10	58.46
March 31, 2009	28.25	19.98	22.20	September 30, 2013	77.31	58.46	76.97
June 30, 2009	24.17	19.01	23.92	December 31, 2013	85.39	72.23	84.48
September 30, 2009	28.90	23.01	27.95	March 31, 2014	85.97	69.65	69.80
December 31, 2009	28.66	25.11	27.84	June 30, 2014	86.80	68.45	85.88
March 31, 2010	32.51	27.39	30.98	September 30, 2014	96.21	83.13	94.78
June 30, 2010	31.70	25.41	25.41	December 31, 2014	118.68	86.38	111.86
September 30, 2010	29.23	24.51	28.81	March 31, 2015	128.50	110.51	115.28
December 31, 2010	31.48	27.78	29.57	June 30, 2015	120.34	107.54	115.74
March 31, 2011	30.01	24.75	28.77	September 30, 2015	139.01	104.79	108.17
June 30, 2011	30.48	27.68	30.16	December 31, 2015	127.20	106.55	119.76
September 30, 2011	32.78	25.93	30.96	March 31, 2016	119.76	96.69	100.09
December 30, 2011	34.01	30.11	33.80	June 30, 2016	110.57	94.85	98.63
March 30, 2012	39.25	33.61	38.76	September 30, 2016	116.27	98.63	104.53
June 29, 2012	40.15	29.73	32.08	December 31, 2016	124.16	97.63	115.75
				February 3, 2017*	120.21	111.53	115.64

* This free writing prospectus includes information for the first calendar quarter of 2017 for the period from January 2, 2017 through February 3, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for first calendar quarter of 2017.

The graph below illustrates the daily performance of this Basket Component from January 1, 2008 through February 3, 2017 based on closing price information from the Bloomberg Professional® service. Past performance of this Basket Component is not indicative of its future performance.

FWP-21

THE REFERENCE ASSET

The following graph illustrates the hypothetical daily performance of the Basket from January 1, 2008 through February 3, 2017, based on closing price information from the Bloomberg Professional® service, if the value of the Basket was made to equal 100 on January 1, 2008. The hypothetical performance reflects the performance of the Basket would have exhibited based on (i) the actual historical performance of the Basket Components and (ii) the assumption that no adjustment to the Official Closing Price occurred from January 1, 2008 through February 3, 2017 for any Basket Components. Neither the hypothetical performance of the Basket nor the actual historical performance of any Basket Component should be taken as indications of future performance.

We cannot give you assurance that the performance of the Basket will result in the return of your initial investment. You may lose up to 100% of your investment.

FWP-22

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the final Observation Date for purposes of determining the Reference Return, and the accelerated Maturity Date will be three business days after the accelerated final Observation Date. The calculation agent shall pro-rate the applicable Call Premium according to the period of time elapsed between the Original Issue Date and the accelerated Maturity Date. If a Market Disruption Event exists with respect to any Basket Component on that scheduled trading day, then the accelerated final Observation Date for that Basket Component will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled final Observation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Basket Component on the scheduled trading day immediately preceding the date of acceleration, the determination of that Basket Component’s relevant price will be made on that date, irrespective of the existence of a Market Disruption Event with respect to another Basket Component occurring on that date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. Neither HSBC USA Inc. nor any of our affiliates will pay any underwriting discount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

FWP-23

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale, call or exchange and we intend to treat any gain or loss upon maturity or an earlier sale, call or exchange as long-term capital gain or loss, provided you have held the Note for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the IBB (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, call, exchange or maturity of the Note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, call, exchange or maturity of the Note). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the Notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Note will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Note and attributable to the Underlying Shares over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the Original Issue Date of such Note for an amount equal to the “issue price” of the Note allocable to the Underlying Shares and, upon the date of sale, call, exchange or maturity of the Note, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Note). Accordingly, it is possible that all or a portion of any gain upon maturity, sale, call or exchange of a Note after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether any of the entities whose stock is included in the Reference Asset, or owned by an entity included in the Reference Asset, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Reference Asset, or owned by an entity included in the Reference Asset, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Reference Asset, or owned by an entity included in the Reference Asset, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Reference Asset, or owned by an entity included in the Reference Asset, is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the

FWP-24

IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018. Based on HSBC Bank’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the Notes will only apply to dispositions after December 31, 2018.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying ETF Underlying Supplement, Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying ETF Underlying Supplement, Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying ETF Underlying Supplement, Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying ETF Underlying Supplement, Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$   Autocallable Notes Linked to
a Basket Consisting of the
iShares® NASDAQ
Biotechnology ETF

and 3 Biotechnology Sector
Stocks

February 7, 2017

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment on the Notes	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-13
Information Relating to the Basket Components	FWP-16
The Reference Asset	FWP-22
Events of Default and Acceleration	FWP-23
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-23
U.S. Federal Income Tax Considerations	FWP-24

ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-7
The Energy Select Sector SPDR® Fund	S-8
The Financial Select Sector SPDR® Fund	S-10
The Health Care Select Sector SPDR® Fund	S-12
The iShares® China Large-Cap ETF	S-14
The iShares® Latin America 40 ETF	S-17
The iShares® MSCI Brazil Capped ETF	S-19
The iShares® MSCI EAFE ETF	S-21
The iShares® MSCI Emerging Markets ETF	S-23
The iShares® MSCI Mexico Capped ETF	S-25
The iShares® Transportation Average ETF	S-27
The iShares® U.S. Real Estate ETF	S-28
The Market Vectors® Gold Miners ETF	S-29
The Powershares QQQ Trustsm, Series 1	S-31
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-34
The SPDR® S&P 500® ETF Trust	S-36
The Vanguard® FTSE Emerging Markets ETF	S-39
The WisdomTree® Japan Hedged Equity Fund	S-42
Additional Terms of the Notes	S-44

Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-4
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-10

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58